EXHIBIT 99.1

Northern Technologies International Corporation Reports Record Sales and Earnings for Third Quarter Fiscal 2014

MINNEAPOLIS, July 10, 2014 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (Nasdaq:NTIC) today reported its financial results for the three and nine months ended May 31, 2014.

  Net sales increased over 18% for the nine months ended May 31, 2014.
  Oil & Gas net sales were up over 114% during the nine months ended May 31, 2014.
  Total net sales of NTIC's joint venture increased 7% to over $88 million for the nine months ended May 31, 2014.
  Income from joint venture operations was up over 14% for the nine months ended May 31, 2014.
  Earnings per diluted share increased over 59% to $0.63 for the nine months ended May 31, 2014.
  Working capital is up to $18.5 million with over $8.5 million in cash and cash equivalents as of May 31, 2014.

NTIC's consolidated net sales increased 17.8% and 18.5% during the three and nine months ended May 31, 2014, respectively, compared to the three and nine months ended May 31, 2013.

During the three and nine months ended May 31, 2014, 86.6% and 88.9% of NTIC's consolidated net sales, respectively, were derived from sales of ZERUST® products and services, which increased 10.6% and 15.9% to $5,992,095 and $17,296,159 during the three and nine months ended May 31, 2014, respectively, compared to $5,418,271 and $14,923,966 during the three and nine months ended May 31, 2013, respectively, due to increased demand from both new and existing customers. NTIC has focused its sales efforts of ZERUST® products and services by strategically targeting customers with specific corrosion issues in the oil and gas industry and other industrial sectors that offer sizable growth opportunities. NTIC's consolidated net sales for the nine months ended May 31, 2014 included $1,043,604 of sales made to customers in the oil and gas industry compared to $487,439 for the prior fiscal year period. Overall demand for ZERUST® products and services depends heavily on the overall health of the markets in which NTIC sells its products, including the automotive market in particular.

"We were very happy to see sales grow by 18% in our third fiscal quarter compared to the same period last fiscal year at even better margins. Sales by our joint ventures were also very respectable, improving both our competitive position and balance sheet," said G. Patrick Lynch, President and Chief Executive Officer of NTIC. "Demand from the manufacturing sector for our expanded range of ZERUST® corrosion solutions is expected to remain strong through our fourth fiscal quarter. It's also nice to see that our Natur-Tec® bio-plastic majority-owned Indian subsidiary is operating profitably."

During the three and nine months ended May 31, 2014, 13.4% and 11.1% of NTIC's consolidated net sales were derived from sales of Natur-Tec® products compared to 7.8% and 9.1% during the three and nine months ended May 31, 2013, respectively. Net sales of Natur-Tec® products increased 102.4% and 44.4% during the three and nine months ended May 31, 2014 compared to the three and nine months ended May 31, 2013, respectively. These increases were primarily due to finished product sales both in North America and through NTIC's newly formed majority owned subsidiary in India, Northern Technologies India Private Limited.

Cost of goods sold as a percentage of net sales decreased to 67.5% during the three months ended May 31, 2014 compared to 69.0% during the three months ended May 31, 2013 and decreased to 66.2% during the nine months ended May 31, 2014 compared to 69.3% during the prior fiscal year period. These decreases were primarily as a result of start-up costs associated with a new customer recognized during the prior fiscal year periods.

NTIC's equity in income of joint ventures increased 10.6% and 18.3% to $1,593,465 and $4,416,664, respectively, during the three and nine months ended May 31, 2014 compared to $1,440,335 and $3,733,069 during the three and nine months ended May 31, 2013, which were primarily a result of increases in sales at the joint ventures.

NTIC recognized a 4.4% and 11.5% increase in fees for services provided to joint ventures during the three and nine months ended May 31, 2014 compared to the three and nine months ended May 31, 2013, respectively. These increases were primarily a result of an increase in sales at the joint ventures as fees for services provided are a function of the net sales of NTIC's joint ventures. Sales at the joint ventures were $30,162,725 and $88,213,101 during the three and nine months ended May 31, 2014 compared to $28,541,576 and $82,788,711 for the three and nine months ended May 31, 2013, an increase of 5.7% and 6.6%, respectively. Total net sales of NTIC's joint ventures appear to be slightly improving from the depressed sales levels experienced as a result of the European economic slowdown over the past few years.

Mr. Lynch added, "Our ZERUST® Oil & Gas team remains fully booked with installations of industry specific corrosion solutions. These orders have come predominantly from North and South America."

NTIC's total operating expenses increased 11.5%, or $1,255,971, to $12,222,736 during the nine months ended May 31, 2014 compared to the nine months ended May 31, 2013. This increase was primarily the result of an increase in employee headcount and related employee expenses associated with selling expenses, general and administrative expenses and expenses incurred in support of joint ventures, and overall reflected NTIC's efforts to support its new and existing business efforts.

NTIC incurred $3,342,497 and $2,853,250 of expense during the nine months ended May 31, 2014 and 2013, respectively, in connection with its research and development activities.

Net income attributable to NTIC increased 5.7%, to $980,217, or $0.21 per diluted common share, for the three months ended May 31, 2014 compared to $927,112, or $0.21 per diluted common share, for the three months ended May 31, 2013. Net income attributable to NTIC increased 63.5%, to $2,863,847, or $0.63 per diluted common share, for the nine months ended May 31, 2014 compared to $1,751,144, or $0.39 per diluted common share, for the nine months ended May 31, 2013. These increases were primarily the result of increases in gross profit of NTIC's North American businesses and increases in NTIC's joint venture operations.

NTIC anticipates that its quarterly net income will continue to remain subject to significant volatility primarily due to the financial performance of its joint ventures and sales of its ZERUST® products and services into the oil and gas industry and Natur-Tec® bioplastics products, which sales fluctuate more on a quarterly basis than the traditional ZERUST® business.

NTIC's working capital was $18,470,269 at May 31, 2014, including $8,549,789 in cash and cash equivalents, compared to $13,270,452 at August 31, 2013, including $4,314,258 in cash and cash equivalents.

Outlook

NTIC's financial guidance for the fiscal year ending August 31, 2014 remains unchanged.  NTIC expects its net sales to range between $27.5 million and $29.0 million and its net income attributable to NTIC to range between $4.1 million and $4.7 million, or between $0.95 and $1.05 per diluted common share.

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Time to review its results of operations for the third quarter of fiscal 2014 and its future outlook, followed by a question and answer session. The conference call will be available to interested parties through a live audio webcast available through NTIC's website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be archived and accessible for at least 12 months. The dial-in number for the conference call is (877) 670-9779 and the confirmation code is 69481283.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of majority-owned subsidiaries, joint ventures, independent distributors and agents. NTIC's primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years, and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC's technical service consultants work directly with the end users of NTIC's products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resin compounds and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC's expectations regarding its financial guidance for fiscal 2014, anticipated demand for ZERUST® corrosion solutions from the manufacturing sector and oil and gas industry and anticipated demand for Natur-Tec® bio-plastic products, and other statements that can be identified by words such as "believes," "continues," "expects," "anticipates," "intends," "potential," "outlook," "will," "would," "should," "guidance" or words of similar meaning, the use of future dates and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC's management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC's dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC's relationships with its joint ventures and its ability to maintain those relationships; risks related to the European sovereign debt crisis, economic slowdown and political unrest; risks associated with NTIC's international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC's markets; NTIC's investments in research and development efforts; acceptance of existing and new products; timing of NTIC's receipt of purchase orders under supply contracts; variability in sales to customers and the effect on NTIC's quarterly financial results; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; and NTIC's reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC's operating and financial results is described in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF MAY 31, 2014 (UNAUDITED)
AND AUGUST 31, 2013 (AUDITED)
	May 31, 2014	August 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 8,549,789	$ 4,314,258
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts of $40,000 at May 31, 2014 and $20,000 at August 31, 2013	3,265,913	3,329,995
Trade joint ventures	768,574	859,434
Fees for services provided to joint ventures	2,833,373	2,446,017
Income taxes	307,991	144,939
Inventories	5,535,014	5,111,549
Prepaid expenses	551,930	258,765
Deferred income taxes	467,548	467,548
Total current assets	22,280,132	16,932,505

PROPERTY AND EQUIPMENT, NET	5,422,925	5,323,612

OTHER ASSETS:
Investments in joint ventures	22,103,275	24,702,981
Deferred income taxes	1,034,212	1,034,212
Patents and trademarks, net	1,184,824	1,060,639
Other	163,499	—
Total other assets	24,485,810	26,797,832
Total assets	$ 52,188,867	$ 49,053,949

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of note payable	—	76,119
Accounts payable	1,630,733	1,830,729
Accrued liabilities:
Payroll and related benefits	1,592,640	1,277,942
Deferred joint venture royalties	288,000	288,000
Other	298,490	189,263
Total current liabilities	3,809,863	3,662,053

NOTE PAYABLE, NET OF CURRENT PORTION	—	857,295

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	—	—
Common stock, $0.02 par value per share; authorized 10,000,000 shares; issued and outstanding 4,477,902 and 4,432,036, respectively	89,558	88,641
Additional paid-in capital	12,394,854	11,701,942
Retained earnings	31,490,773	28,626,928
Accumulated other comprehensive income	812,834	316,161
Stockholders' equity	44,788,019	40,733,672
Non-controlling interest	3,590,985	3,800,929
Total equity	48,379,004	44,534,601
Total liabilities and equity	$ 52,188,867	$ 49,053,949

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED MAY 31, 2014 AND 2013

	Three Months Ended		Nine Months Ended
	May 31, 2014	May 31, 2013	May 31, 2014	May 31, 2013
NET SALES:
Net sales, excluding joint ventures	$ 6,056,078	$ 5,041,096	$ 17,188,462	$ 14,296,686
Net sales, to joint ventures	864,742	835,937	2,260,466	2,118,444
Total net sales	6,920,820	5,877,033	19,448,928	16,415,130

Cost of goods sold	4,669,322	4,054,364	12,879,186	11,379,249
Gross profit	2,251,498	1,822,669	6,569,742	5,035,881

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,593,465	1,440,335	4,416,664	3,733,069
Fees for services provided to joint ventures	2,001,775	1,917,947	6,169,094	5,535,105
Total joint venture operations	3,595,240	3,358,282	10,585,758	9,268,174

OPERATING EXPENSES:
Selling expenses	1,315,264	1,243,687	3,925,466	3,588,847
General and administrative expenses	1,307,653	1,105,710	3,905,082	3,498,393
Expenses incurred in support of joint ventures	353,958	335,132	1,049,691	1,026,275
Research and development expenses	1,104,632	1,002,651	3,342,497	2,853,250
Total operating expenses	4,081,507	3,687,180	12,222,736	10,966,765

OPERATING INCOME	1,765,231	1,493,771	4,932,764	3,337,290

INTEREST INCOME	1,369	2,984	5,728	50,618
INTEREST EXPENSE	(7,063)	(50,986)	(32,709)	(64,448)

INCOME BEFORE INCOME TAX EXPENSE	1,759,537	1,445,769	4,905,783	3,323,460

INCOME TAX EXPENSE	361,280	158,000	819,039	532,000

NET INCOME	1,398,257	1,287,769	4,086,744	2,791,460

NET INCOME ATTRIBUTABLE TO NON- CONTROLLING INTEREST	418,040	360,657	1,222,897	1,040,316

NET INCOME ATTRIBUTABLE TO NTIC	$ 980,217	$ 927,112	$ 2,863,847	$ 1,751,144

NET INCOME ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$ 0.22	$ 0.21	$ 0.64	$ 0.40
Diluted	$ 0.21	$ 0.21	$ 0.63	$ 0.39

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	4,461,880	4,421,379	4,452,798	4,415,452
Diluted	4,590,344	4,468,861	4,583,174	4,464,774
CONTACT: Investor and Media Contacts:
         Matthew Wolsfeld, CFO
         NTIC
         (763) 225-6600